FORM 10f-3

                              THE BLACKROCK FUNDS

                        Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock Asset
Allocation Portfolio (Large Cap Growth) (BR_AA_LG),
BlackRock Capital Appreciation Portfolio (BR_CAP),
Activa Growth Fund (E_ACT), Metropolitan Series Fund:
BlackRock Legacy Large Cap Growth Portfolio (E_METLCG)

2.	Issuer:    Ecolab Inc.

3.	Date of Purchase:  11/12/08

4.	Underwriter from whom purchased:  Goldman, Sachs & Co.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

	a.	List Members of Underwriting Syndicate:
		Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
		Incorporated, Citigroup Global Markets Inc., J.P.
		Morgan Securities Inc.

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR_AA_LG) 8,400 shares out of 55,769,504; (BR_CAP) 29,300 shares out of 55,769,504;
(E_ACT) 2,800 shares out of 55,769,504; (E_METLCG)
46,400 shares out of 55,769,504.

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 100,000 shares out of 55,769,504.

8.	Purchase price (net of fees and expenses):  $30.50

9.	Date offering commenced (if different from Date of
Purchase):

10.	Offering price at end of first day on which any sales
were made:

11.	Have the following conditions been satisfied:
	Yes or No

	a.	The securities are part of an issue registered
		under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible
		Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of government securities. YES

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.	YES

	c.	The underwriting was a firm commitment
		underwriting.	YES

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	 	YES

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).
		YES
	f.	Has the affiliated underwriter confirmed
      	that it will not receive any direct or indirect
      	benefit as a result of BlackRock's participation
      	in the offering?	YES

Approved:   ____Jeff Lindsey ____
Date:       __12/04/08___